Exhibit T3A.14

ARTICLES OF INCORPORATION

OF

UTAC JAPAN CO., LTD.

CHAPTER I. GENERAL PROVISIONS

Article 1.	Corporate Name

The name of the Company shall be UTAC Japan Kabushiki Kaisha. In English, the Company shall be called UTAC Japan Co., Ltd.

Article 2.	Objectives and Purposes

The objectives and purposes of the Company shall be to engage in the following businesses:

1.	Corporate and sales support function.

2.	Services to group companies including marketing and sales support services, administrative, communication liaison and other office services, and technical support and maintenance.

3.	All other businesses related to or connected with the activities described in each item above.

Article 3.	Location of Head Office

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4.	Method of Public Notice

All public notices of the Company shall be made by publishing such notices in the Official Gazette (Kampo).

CHAPTER II. SHARES

Article 5.	Total Number of Shares Which the Company is Authorized to Issue

The total number of shares which the Company is authorized to issue shall be one hundred and fifty thousands (150,000) shares.

Article 6.	Issuance of Share Certificates

1.	The Company shall issue share certificates representing its issued shares.

2.	Share certificates issued by the Company shall be in denominations of one (1), ten (10), one hundred (100) and one thousand (1,000) shares, and in such other denominations as shall be determined by a director (if there are two (2) or more directors, by a majority of the directors).

3.	The Company shall not issue share certificates until such time as a shareholder so requests.

4.	In the event that a shareholder does not wish to possess the share certificates in his/her custody, the shareholder may request to that effect to the Company by describing the number of such shares, and at the same time submit the share certificates to the Company if the share certificates representing such shares have already been issued.

Article 7.	Restriction on Transfer of Shares

Any transfer of shares of the Company requires approval by the shareholders meeting; provided that the transfer of the shares upon exercise of any security or collateral over the shares (including through legal procedures, voluntary sale or substitute performance (daibutsu bensai)) by a holder of such security or collateral interest will be deemed approved by its shareholders meeting.

Article 8.	Determination of Offering Terms Etc. in Granting a Right to Receive the Allotment of Shares Etc. to Shareholders

In the event the Company offers its shares (including treasury shares to be disposed of) or stock option rights, if the Company grants the right to receive the allotment of such shares or stock option rights to shareholders, the Company shall determine, through a determination by a director (if there are two (2) or more directors, by a majority of the directors), the (i) offering terms, (ii) grant of the right to receive the allotment of offered shares or offered stock option rights to shareholders and (iii) due date for application for subscription of offered shares or offered stock option rights.

Article 9.	Notification by Shareholders, Etc.

1.	Shareholders (including trustees) and registered stock pledgees, or their judicial agents or representatives, shall notify the Company of their names, addresses and seal impressions in the form prescribed by the Company.

2.	The Company shall likewise be notified of any changes in the matters prescribed in the preceding paragraph.

3.	Foreign nationals who are not accustomed to using seal impressions may utilize their signatures for the purposes of the preceding two (2) paragraphs.

Article 10.	Record Date

1.	The shareholders, whose names are listed or recorded in the shareholders’ register as of the close of the last day of every business year, shall be those who are entitled to exercise their rights at the ordinary general meeting of shareholders pertaining to the said business year.

2.	In addition to the case prescribed in the immediately preceding paragraph and Article 26, Paragraph 1, if it is necessary to determine the persons who are entitled to exercise their rights as shareholders or registered stock pledgees, the Company may determine, through a determination by a director (if there are two (2) or more directors, by a majority of the directors), a certain date (hereinafter referred to as the “Record Date”) to presume that the shareholders or registered stock pledgees listed or recorded in the shareholders’ register as of the close of the Record Date (hereinafter collectively referred to as the “Record Date Shareholders”) are those who are entitled to exercise their rights. If the Company determined the Record Date, the Company shall determine the contents of the rights which the Record Date Shareholders may exercise (the term for exercise of such rights is limited to three (3) months following the Record Date). Furthermore, if the Company determined the Record Date, the Company shall give public notice of (i) the said Record Date and (ii) the contents of the rights which the Record Date Shareholders may exercise, as determined pursuant to this paragraph, at least two (2) weeks prior to the said Record Date.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 11.	General Meetings of Shareholders

General meetings of shareholders shall have the power and authority to resolve matters provided by laws and regulations and all the matters relating to the organization, operation, management of and other matters concerning the Company.

Article 12.	Convening of General Meetings of Shareholders

1.	An ordinary general meeting of shareholders shall be convened within three (3) months from the day following the last day of every business year.

2.	An extraordinary general meeting of shareholders may be convened anytime, whenever the necessity arises.

Article 13.	Authority to Convene General Meetings of Shareholders

Except as otherwise provided by laws and regulations, general meetings of shareholders shall be convened by a director (if there are two (2) or more directors, by the Representative Director pursuant to a determination by a majority of directors and, if the Representative Director is unable to convene a general meeting of shareholders, by another director in accordance with an order previously determined by a majority of directors).

Article 14.	Location of General Meetings of Shareholders

General meetings of shareholders shall be held at the head office of the Company or at such other place as unanimously agreed upon by the shareholders (excluding shareholders who are not entitled to exercise their voting rights for all of the agenda items to be resolved at such meeting; the same shall apply to the following Article).

Article 15.	Notice of Convocation of General Meetings of Shareholders

1.	A notice of the convocation of a general meeting of shareholders shall be dispatched to each shareholder at least three (3) days prior to the date of such meeting (provided, however, that if shareholders who will not attend the meeting are allowed to exercise their voting rights in writing or through an electromagnetic method, such notice shall be dispatched at least two (2) weeks prior to the date of such meeting).

2.	With respect to a particular general meeting of shareholders, the period of notice prescribed in the preceding paragraph may be shortened, or the procedure for convening the said particular general meeting of shareholders may be omitted, with the unanimous consent of the shareholders; provided, however, that if shareholders who will not attend the said particular general meeting of shareholders are allowed to exercise their voting rights in writing or through an electromagnetic method, the period of notice or the procedure for convening the said particular general meeting of shareholders may not be shortened or omitted.

3.	The notice of a general meeting of shareholders prescribed in Paragraph 1 of this Article shall list or record the matters as provided by laws and regulations.

Article 16.	Person to Preside at General Meetings of Shareholders

The Representative Director shall preside as chairman at general meetings of shareholders; provided, however, that if the Representative Director is unable to preside at a general meeting of shareholders, another director, in accordance with an order previously determined by a majority of the directors, shall preside at the meeting instead of the Representative Director.

Article 17.	Resolutions of General Meetings of Shareholders

Except as otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be decided by a vote by a majority of the voting rights held by the shareholders present thereat who hold more than one-half (1/2) of the voting rights held by all shareholders entitled to exercise their voting rights.

Article 18.	Proxy Voting

1.	A shareholder may exercise his/her vote by proxy.

2.	In the event prescribed in the preceding paragraph, such shareholder or his/her proxy shall submit to the Company for each general meeting of shareholders to be attended a document evidencing the appointment of the proxy. Provided, however, that instead of submitting such document, such shareholder or his/her proxy may provide to the Company by electromagnetic method the matters which are required to be described in such document, if the Company so agrees, in accordance with laws and regulations.

Article 19.	Minutes of General Meetings of Shareholders

With respect to the proceedings of general meetings of shareholders, minutes shall be prepared in accordance with laws and regulations, a director who prepared the minutes shall affix his/her name and seal, signature or electronic signature thereto, and shall be kept at the head office of the Company.

Article 20.	Remuneration, Etc. of Directors

The remuneration, bonus and other proprietary benefits provided by the Company as compensation for the duties of directors shall be determined by a resolution made at a general meeting of shareholders.

CHAPTER IV. DIRECTORS

Article 21.	Number of Directors

The Company shall have one (1) or more directors.

Article 22.	Election of Directors

1.	Directors shall be elected by a resolution made at a general meeting of shareholders.

2.	The election of a director shall be resolved by a vote by a majority of the voting rights held by the shareholders present at a general meeting of shareholders, who hold more than one-half (1/2) of the voting rights held by all shareholders entitled to exercise their voting rights.

3.	Cumulative voting shall not be used in electing directors by resolution.

Article 23.	Term of Office of Directors

1.	The term of office of a director shall expire at the close of the ordinary general meeting of shareholders pertaining to the last business year ending within two (2) years after his/her election.

2.	The term of office of a director elected to fill a vacancy or elected due to an increase in the number of directors shall be concurrent with the remaining term of office of his/her predecessor or the directors in office at the time of his/her election, as the case may be.

Article 24.	Representative Director

In the event there are two (2) or more directors, one (1) representative director may be elected from among the directors by a resolution made at a general meeting of shareholders.

CHAPTER V. ACCOUNTING

Article 25.	Business Year

The business year of the Company shall commence on the first day of January each year and end on the last day of December the same year.

Article 26.	Dividends from Surplus, Etc.

1.	Dividends from a surplus shall be distributed to shareholders who are listed or recorded in the shareholders’ register (including registered stock pledgees) as of the close of the last day of the business year for which the dividends are declared. Dividends shall not yield interest.

2.	In addition to the case prescribed in the preceding paragraph, the Company may distribute dividends from a surplus. Dividends shall not yield interest.

3.	In the event that a shareholder has not received dividends of cash within three (3) years after the date on which the payment of such dividends was offered, the Company shall be released from its obligation to distribute such dividends.

CHAPTER VI. SUPPLEMENTARY PROVISIONS

Article 27.	Shares to be Issued Upon Incorporation

The number of shares to be issued upon the incorporation of the Company shall be one (1) share, and the issue price thereof shall be One (1) yen (¥1) per share.

Article 28.	Amount or Minimum Amount of Assets to be Contributed Upon Incorporation

The amount of assets to be contributed to the Company upon incorporation of the Company shall be one (1) yen (¥1).

Article 29.	Stated Capital and Capital Reserve Immediately After Establishment

Immediately after establishment, the amount of stated capital of the Company shall be One (1) yen (¥1), and the amount of capital reserve shall be 0 yen (¥0).

Article 30.	Initial Directors

The Initial Director (setsuritsuji torishimariyaku) of the Company shall be as follows:

Initial Director: Tetsuro Onitsuka

Article 31.	First Business Year

The first business year of the Company shall be from the date of incorporation of the Company until December 31, 2014.

Article 32.	Names and Addresses of Promoters and Numbers of Shares to be Allotted and Amount of Payment Therefor

The name and address of the promoter of the Company and the number of shares to be allotted and the amount of payment therefor are as follows:

Name: Tetsuro Onitsuka

Address: 3-40-704, Roppongi 1-chome, Minato-ku, Tokyo

Number of shares to be allotted: One (1) share

Amount of payment therefor: One (1) yen